UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2022

ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2210 Woodland Drive, Manitowoc, Wisconsin	54220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (920) 892-9340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425, under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12, under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b), under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c), under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, no par value	OESX	The Nasdaq Stock Market LLC (NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2022, Mark C. Williamson, a long-standing non-employee director of the Board of Directors (the “Board”) of Orion Energy Systems, Inc. (the “Company”), informed the Board that he decided to voluntarily retire from his position as a director of the Company, effective as of the end of the day on November 10, 2022 (the “Retirement Date”).

Mr. Williamson had served as a director of the Company since April 2009 and was the Company’s lead independent director from October 2009 through May 2013. Pursuant to the Company’s non-employee director retirement plan, Mr. Williamson is entitled to (i) continued vesting of up to all of his then outstanding unvested restricted stock on the dates when such vesting would have otherwise occurred if Mr. Williamson remained on the Board on such dates, (ii) a services fee of $200 per hour for any time spent at the Company’s request on Company-related matters, plus reimbursement for all out-of-pocket expenses and (iii) continued ability to exercise his previously vested but unexercised stock option for up to 10 years from its original grant date (May 28, 2023), pursuant to the terms of the Company’s non-employee director retirement plan. As previously disclosed by the Company, most recently in its Proxy Statement for the Company’s 2022 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2022, in early fiscal 2018, the Board approved the payment of a $30,000 retirement benefit to Mr. Williamson to be effective upon his retirement from the Board, to be applied by Mr. Williamson toward the purchase of Company common stock directly from the Company (the “Previously Approved Retirement Plan”). On November 10, 2022, the Board approved the following modifications to the Previously Approved Retirement Plan: instead of paying Mr. Williamson $30,000 in cash so that Mr. Williamson could use such cash to directly purchase Company common stock from the Company, upon Mr. Williamson’s retirement from the Board on the Retirement Date, the Company issued Mr. Williamson $18,000 worth of newly-issued Company common stock based on the closing price of the Company’s common stock on the Retirement Date (rounded to the nearest whole share) (the “Shares”) and paid Mr. Williamson $12,000 in cash (without any obligation to purchase Shares therewith) so that Mr. Williamson would have the funds necessary to pay his income taxes due on his $30,000 retirement payment.

In addition, in connection with Mr. Williamson’s retirement and effective as of the end of the day on the Retirement Date, the Board (i) decreased the size of the Board from six to five members (the Board size was just increased from five to six members to accommodate the addition of Michael H. Jenkins to the Board effective November 10, 2022) and (ii) determined that the compensation committee of the Board shall consist of Ellen Richstone, Sally Washlow and Anthony Otten, with Ms. Washlow to act as Chair.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 10, 2022, the Board of the Company approved an amendment and restatement of the amended and restated by-laws (as amended, the “By-laws”) of the Company to align the By-laws with SEC’s new requirements regarding universal proxies pursuant to Rule 14a-19 and provide clarity around the processes and procedures for the Company’s annual meeting of shareholders.

This description of the By-laws does not purport to be complete and is qualified in its entirety by reference to the full text of the By-laws, which are filed as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01(d).	Financial Statements and Exhibits.

Exhibit 3.1	Second Amended and Restated Bylaws of Orion Energy Systems, Inc., dated November 10, 2022.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.

Date: November 14, 2022	By:	/s/ J. Per Brodin
J. Per Brodin
Chief Financial Officer